Exhibit 2.1

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
x
In re	:
	:	Chapter 11 Case No.
BEARINGPOINT, INC., et al.	:
	:	09-10691 (REG)
:
Debtors.	:
	:	(Jointly Administered)
x
DEBTORS’ MODIFIED SECOND AMENDED JOINT PLAN UNDER
CHAPTER 11 OF THE BANKRUPTCY CODE, DATED DECEMBER 17, 2009
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8509
     — and —
700 Louisiana Street, Suite 1600
Houston, Texas 77002
(713) 546-5000

Attorneys for the Debtors and
Debtors in Possession
Dated:	December 17, 2009

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

(continued)

(continued)

WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
Marcia L. Goldstein
Joseph H. Smolinsky
WEIL, GOTSHAL & MANGES LLP
700 Louisiana Street, Suite 1600
Houston, Texas 77002
Telephone: (713) 546-5000
Facsimile: (713) 224-9511
Alfredo R. Pérez
Attorneys for Debtors
and Debtors in Possession

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
x
:
In re	:	Chapter 11 Case No.

:
BEARINGPOINT, INC., et al.	:	09-10691 (REG)

:
Debtors.	: :	(Jointly Administered)
x
DEBTORS’ MODIFIED SECOND AMENDED JOINT PLAN UNDER
CHAPTER 11 OF THE BANKRUPTCY CODE, DATED DECEMBER 17, 2009
BearingPoint, Inc., BE New York Holdings, Inc., BearingPoint Americas, Inc., BearingPoint BG, LLC, BearingPoint Enterprise Holdings, LLC, BearingPoint Global Operations, Inc., BearingPoint Global, Inc., BearingPoint International I, Inc., BearingPoint Israel, LLC, BearingPoint Puerto Rico, LLC, BearingPoint Russia, LLC, BearingPoint South Pacific, LLC, BearingPoint Southeast Asia LLC, BearingPoint Technology Procurement Services, LLC, BearingPoint USA, Inc., BearingPoint, LLC, i2 Mid Atlantic LLC, i2 Northwest LLC, Metrius, Inc., OAD Acquisition Corp., OAD Group, Inc., Peloton Holdings, L.L.C., Softline Acquisition Corp., and Softline Consulting and Integrators, Inc. propose the following chapter 11 plan pursuant to section 1121(a) of the Bankruptcy Code:

ARTICLE I
DEFINITION AND INTERPRETATION
A.	Definitions.
1.1	Administrative Expense Claim means any Claim constituting a cost or expense of administration of the Chapter 11 Cases Allowed under and in accordance with, as applicable, sections 330, 365, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses, incurred after the Commencement Date, of preserving the Debtors’ Estates, (b) any actual and necessary costs and expenses, incurred after the Commencement Date, of operating the Debtors’ businesses, (c) any indebtedness or obligations incurred or assumed by the Debtors in Possession during the Chapter 11 Cases and (d) any compensation for professional services rendered and reimbursement of expenses incurred to the extent Allowed by Final Order. Any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code is excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Section 12.8 of the Plan.

1.2	Affiliate has the meaning set forth in section 101(2) of the Bankruptcy Code.

1.3	Allowed means, with reference to any Claim against the Debtors, (a) any fixed Claim against any Debtor that has been listed by such Debtor in its Schedules (as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009) as liquidated in amount and not disputed or contingent and for which no contrary proof of Claim has been filed or no timely objection to allowance or request for estimation has been interposed, (b) any timely filed proof of Claim (i) as to which no objection has been or is interposed in accordance with Section 7.1 of the Plan or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules or the Bankruptcy Court and as to which any such applicable period of limitation has expired or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder of such Claim, (c) any Claim expressly allowed by a Final Order or under the Plan, (d) any Claim that is compromised, settled or otherwise resolved pursuant to the authority granted to the Liquidating Trustee pursuant to a Final Order of the Bankruptcy Court or under Section 7.4 of the

Plan; provided, however, that (a) Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” and (b) “Allowed Claim” shall not include any Claim subject to disallowance in accordance with section 502(d) of the Bankruptcy Code. Unless otherwise specified in the Plan or by order of the Bankruptcy Court, “Allowed Administrative Expense Claim” or “Allowed Claim” shall not, for any purpose under the Plan, include interest on such Claim from and after the Commencement Date.
1.4	Avoidance Actions means any actions commenced, or that may be commenced before or after the Effective Date, pursuant to section 542, 544, 545, 547, 548, 550, 551, or 553 of the Bankruptcy Code.

1.5	Ballots means the forms distributed to each holder of an impaired Claim that is entitled to vote to accept or reject the Plan on which is to be indicated acceptance or rejection of the Plan.

1.6	Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

1.7	Bankruptcy Court means the United States Bankruptcy Court for the Southern District of New York or any other court of the United States having jurisdiction over the Chapter 11 Cases.

1.8	Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time.

1.9	BE means BearingPoint, Inc.

1.10	BearingPoint means the Debtors and their non-debtor affiliates.

1.11	BearingPoint Subsidiary Debtors means the following subsidiaries of BE: BE New York Holdings, Inc., BearingPoint Americas, Inc., BearingPoint BG, LLC, BearingPoint Enterprise Holdings, LLC, BearingPoint Global Operations, Inc., BearingPoint Global, Inc., BearingPoint International I, Inc., BearingPoint Israel, LLC, BearingPoint Puerto Rico, LLC, BearingPoint Russia, LLC, BearingPoint South Pacific, LLC, BearingPoint Southeast Asia LLC, BearingPoint Technology Procurement Services, LLC, BearingPoint USA, Inc., BearingPoint, LLC, i2 Mid Atlantic LLC, i2 Northwest LLC, Metrius, Inc., OAD Acquisition Corp., OAD Group, Inc., Peloton Holdings, L.L.C., Softline Acquisition Corp., and Softline Consulting and Integrators, Inc.

1.12	BE LLC means BearingPoint, LLC.

1.13	Beneficial Interests means a Class A/B Beneficial Interest, a Class C Beneficial Interest or a Class G Beneficial Interest in the Liquidating Trust. To the extent necessary to effectuate the provisions of this Plan, “Beneficial Interest” shall include any beneficial interest in the Liquidating Trust treated as having been received on the Effective Date under Section 4.3(c) hereof.

1.14	Benefit Plans means all employee benefit plans, policies and programs sponsored by any of the Debtors, including without limitation, all incentive and bonus arrangements, medical and health insurance, life insurance, dental insurance, disability benefits and coverage, leave of absence, savings plans, retirement plans, and retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code). Benefit Plans shall not include any equity, bonus, stock, option or similar plans in effect on or prior to the Commencement Date.

1.15	Business Day means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

1.16	Cash means lawful currency of the United States of America, including but not limited to bank deposits, checks and other similar items.

1.17	Causes of Action means any and all Claims, Avoidance Actions, and rights of the Debtors, against or with respect to any entity, including claims of a Debtor against another Debtor or affiliate.

1.18	Chapter 11 Cases means the cases commenced by the Debtors under chapter 11 of the Bankruptcy Code, styled as “In re BearingPoint, Inc., et al.” which have been jointly administered by order of the Bankruptcy Court under case number 09-10691 (REG).

1.19	Claim has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.20	Class means any group of substantially similar Claims or Equity Interests classified by the Plan pursuant to section 1122 of the Bankruptcy Code.

1.21	Class 4 Pro Rata Share means, as of any distribution date under the Liquidating Trust, the ratio (expressed as a percentage) of the amount of an Allowed Series C Noteholder Claim or an Allowed

FFL Noteholder Claim to the sum of the aggregate amount of all Series C Noteholder Claims and FFL Noteholder Claims.
1.22	Class 5 Pro Rata Share means, as of any distribution date under the Liquidating Trust, the ratio (expressed as a percentage) of the amount of an Allowed Junior Noteholder Claim to the sum of the aggregate amount of all Junior Noteholder Claims.

1.23	Class A/B Beneficial Interest means a beneficial interest in the Liquidating Trust to be issued to holders of Allowed Junior Noteholder Claims which entitles its holder to receive distributions from the Liquidating Trust as set forth in Section 4.6 of the Plan.

1.24	Class C Beneficial Interest means a beneficial interest in the Liquidating Trust to be issued to holders of Allowed Senior Noteholder Claims which entitles its holder to receive distributions from the Liquidating Trust as set forth in Section 4.4 and 4.5 of the Plan.

1.25	Class G Beneficial Interest means a beneficial interest in the Liquidating Trust to be issued to holders of Allowed General Unsecured Claims, which entitles its holder to receive its Pro Rata Share of distributions from the Liquidating Trust as set forth in Section 4.7 of the Plan.

1.26	Collateral means any property or interest in property of the Estates of any of the Debtors that is subject to a Lien, charge or other encumbrance to secure the payment or performance of a Claim, which Lien, charge or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

1.27	Commencement Date means February 18, 2009, the date on which each of the Debtors filed their voluntary petitions under Chapter 11 of the Bankruptcy Code.

1.28	Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket with respect to the Chapter 11 Cases.

1.29	Confirmation Hearing means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.30	Confirmation Order means the order or orders of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.31	Contingent Claim means any Claim, the liability for which attaches or is dependent upon the occurrence or happening of, or is triggered by, an event, which event has not yet occurred, happened or been triggered as of the date on which such Claim is sought to be estimated or an objection to such Claim is filed, whether or not such event is within the actual or presumed contemplation of the holder of such Claim and whether or not a relationship between the holder of such Claim and the applicable Debtor now or hereafter exists or previously existed.

1.32	Credit-Linked Deposit Account shall have the meaning set forth in the Secured Credit Facility. The Debtors acknowledge and agree that all amounts in the Credit-Linked Deposit Accounts are not property of the Debtors’ Estates under section 541 of the Bankruptcy Code.

1.33	Creditors’ Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code.

1.34	D&O Insurance Policies means all primary and excess insurance policies of the Debtors which provide for, among other things, coverage for liability related to the actions or omissions of the Debtors’ directors or officers.

1.35	Debtors means BE and the BearingPoint Subsidiary Debtors.

1.36	Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases under sections 1107(a) and 1108 of the Bankruptcy Code.

1.37	Disbursing Agent means the Liquidating Trustee or any entity in its capacity as a disbursing agent under Sections 6.5 and 6.6 of the Plan.

1.38	Disclosure Statement means that certain disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.39	Disclosure Statement Order means the order of the Bankruptcy Court approving, among other things, the Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan.

1.40	Disputed means, with reference to any Administrative Expense Claim or Claim, any such Administrative Expense Claim or Claim (a) if any portion of such Claim is neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under section 502, 503 or 1111 of the Bankruptcy Code, (b) which has been or hereafter is listed by a Debtor on its Schedules as unliquidated, disputed or contingent and which has not been resolved by written agreement of the parties or a Final Order or (c) as to which the Debtors or any other party in interest has interposed a timely objection and/or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order. Prior to the expiration of the time within which to object to such Claim set forth in the Plan or otherwise established by order of the Bankruptcy Court, a Claim shall be considered a Disputed Claim if (i) the amount of the Claim specified in a proof of Claim exceeds the amount of the Claim scheduled by the Debtors as not disputed, contingent or unliquidated, (ii) a proof of Claim asserts a priority or security interest inconsistent with the Debtors’ Schedules, or (iii) the Claim specified in a proof of Claim was not included in the Debtors’ Schedules.

1.41	Disputed Claim Amount means the Estimated Amount of a Disputed Claim, or, if no Estimated Amount exists, the amount set forth in the proof of claim relating to such Disputed Claim as the liquidated amount of such Disputed Claim.

1.42	Distribution Record Date means the date that is five (5) Business Days from and after the Confirmation Date.

1.43	Effective Date means a Business Day selected by the Debtors, in consultation with the Creditors’ Committee, on or after the Confirmation Date, on which (a) no stay of the Confirmation Order is in effect and (b) the conditions precedent to the effectiveness of the Plan specified in Section 9.1 of the Plan shall have been satisfied or waived as provided in Section 9.2 of the Plan.

1.44	Equity Interest means the interest of any holders of equity securities of any of the Debtors represented by issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership interest in any of the Debtors, whether or not transferable, or any option, warrant, contractual or other right to acquire any such interest, including, but not limited to, the warrants issued in connection with the FFL SPA.
1.45	Estates means the estates created pursuant to section 541 of the Bankruptcy Code upon the filing of the Chapter 11 Cases.

1.46	Estimated Amount means the estimated dollar value of an Unliquidated Claim, Disputed Claim, or Contingent Claim pursuant to section 502(c) of the Bankruptcy Code or as otherwise agreed to between the holder of such Claim and the applicable Debtor, or as otherwise determined by the Bankruptcy Court.

1.47	FFL Note means a note issued pursuant to the FFL SPA.

1.48	FFL Noteholder means a holder of an FFL Note.

1.49	FFL Noteholder Claims means the Claim of an FFL Noteholder under the FFL SPA.

1.50	FFL SPA means that certain Securities Purchase Agreement dated as of July 15, 2005, with the purchasers set forth in the agreement, pursuant to which BE issued $40.0 million aggregate principal amount of 0.50% Convertible Senior Subordinated Debentures, due July 2010, and common stock purchase warrants.

1.51	Final Cash Collateral Order means the Final Order Pursuant to Sections 105, 361, 362, 363 and 364 of the Bankruptcy Code (A) Authorizing the Debtors’ Use of Cash Collateral by Consent, (B) Authorizing Postpetition Letter of Credit Financing, (C) Granting Adequate Protection and (D) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001, entered by the Bankruptcy Court on April 20, 2009 and as amended and supplemented by the Supplemental Cash Collateral Order.

1.52	Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order and (ii) the time to take any further appeal, petition for certiorari, or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.
1.53	General Unsecured Claim means any Claim against the Debtors (as applicable) other than an Administrative Expense Claim, Professional Compensation and Reimbursement Claim, Priority Tax Claim, Priority Non-Tax Claim, Secured Tax Claim, Other Secured Claim, Series C Noteholder Claim, FFL Noteholder Claim, Junior Noteholder Claim, Other Subordinated Claim, or Intercompany Claim.

1.54	Indenture Trustee Fees means the Junior Noteholder Indenture Trustee Fees and the Series C Noteholder Indenture Trustee Fees.

1.55	Indenture Trustees means the Junior Noteholder Indenture Trustee and the Series C Indenture Trustee.

1.56	Indenture Trustee Charging Lien means any Lien or other priority in payment arising prior to the Effective Date pursuant to the Junior Noteholder Indenture or the Series C Noteholder Indenture, which shall entitle any Indenture Trustee to receive payment of Indenture Trustee Fees prior to making distributions to the holders of Series A Noteholder Claims, Series B Noteholder Claims, or Series C Noteholder Claims.

1.57	Initial Distribution shall have the meaning ascribed to it in Section 5.7(k) of the Plan.

1.58	Intercompany Claim means any Claim against any Debtor held by another Debtor or by a Non-Debtor Subsidiary or Affiliate.

1.59	Interim Cash Collateral Orders means, collectively, (i) the Interim Order Pursuant to Sections 105, 361, 362, 363 and 364 of the Bankruptcy Code (A) Authorizing the Debtors’ Use of Cash Collateral by Consent, (B) Authorizing Postpetition Letter of Credit Financing, (C) Granting Adequate Protection, and (D) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001, entered on February 19, 2009, (ii) the Order Adjourning Final Cash Collateral Hearing and Supplementing and Amending Interim Cash Collateral

Order, entered on March 13, 2009, (iii) the Second Order Adjourning Final Cash Collateral Hearing, entered on March 30, 2009, and (iv) the Third Order Adjourning Final Cash Collateral Hearing, entered on April 7, 2009.
1.60	Junior Noteholder Claim means a Series A Noteholder Claim or a Series B Noteholder Claim.

1.61	Junior Noteholder Indenture means that certain indenture, dated as of December 22, 2004, with The Bank of New York as trustee, pursuant to which BE issued (i) $250.0 million aggregate principal amount of 2.50% Series A Convertible Subordinated Debentures, due December 15, 2024, and (ii) $200.0 million principal amount of 2.75% Series B Convertible Subordinated Debentures, due December 15, 2024.

1.62	Junior Noteholder Indenture Trustee means the Law Debenture Trust Company of New York and/or its successor, in either case in its or their capacity as the indenture trustee for either the Series A Notes or the Series B Notes.

1.63	Junior Noteholder Indenture Trustee Fees means the reasonable and customary compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, reasonable attorneys’ and agents’ fees, expenses and disbursements incurred by the Junior Noteholder Indenture Trustee, whether prior to or after the Commencement Date, and whether prior to or after the consummation of the Plan.

1.64	LC Agent means Wells Fargo Bank, N.A. or Wells Fargo Foothill, LLC., or any of their respective successors or assigns, in each case, in its sole capacity as administrative agent for the LC Cash Collateral Account.

1.65	LC Cash Collateral Account means BearingPoint Cash Collateral Account # xxxxxx02, maintained by BearingPoint, Inc. and BearingPoint, LLC previously with Wells Fargo Bank, N.A., and currently with Wells Fargo Foothill, Inc. for the purpose of providing cash collateral to support the amount of all outstanding letters of credit issued by Wells Fargo Foothill, LLC (whether acting on its own behalf or acting through and as the agent for its affiliate Wells Fargo Bank, N.A.) at the request of BearingPoint, Inc. and BearingPoint, LLC, as applicants therefor.

1.66	Letters of Credit means any outstanding letter of credit issued pursuant to the Secured Credit Facility.

1.67	Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.68	Liquidating Trust means the liquidating trust established under Section 5.7 of the Plan.

1.69	Liquidating Trust Agreement means the agreement between the Debtors and the Liquidating Trustee, governing the Liquidating Trust, dated as of the Effective Date, substantially in the form set forth in the Plan Supplement.

1.70	Liquidating Trust Assets means all assets of the Debtors as of the Effective Date, including all Causes of Action, provided, however, that (i) funds held in the LC Cash Collateral Account shall not be available for distribution by the Liquidating Trust until such funds have been released by the LC Agent pursuant to Section 5.7(d)(ii) of this Plan, and (ii) the Liquidating Trust Assets shall not include the Retained Assets, if any.

1.71	Liquidating Trust Beneficiaries means the holders of Series C Noteholder Claims, FFL Noteholder Claims, Junior Noteholder Claims, and General Unsecured Claims against the Debtors, in each case, as and when allowed. To the extent necessary to effectuate the provisions of this Plan, “Liquidating Trust Beneficiaries” shall include those persons treated as having received Beneficial Interests under Sections 4.3(c) of the Plan.

1.72	Liquidating Trust Claims Reserve has the meaning ascribed to it in Section 5.7(o)(ii)(4) of the Plan.

1.73	Liquidating Trustee means the trustee or co-trustees, as the case may be governing the Liquidating Trust.

1.74	Local Bankruptcy Rules means the Local Bankruptcy Rules of the United States Bankruptcy Court for the Southern District of New York, as amended from time to time.

1.75	Non-Debtor Subsidiary means any direct or indirect subsidiary of BE that is not a Debtor.

1.76	Other Secured Claim means a Secured Claim other than a Secured Tax Claim.

1.77	Other Subordinated Claim means any Claim against any of the Debtors subject to subordination, including, but not limited to, subordination under section 510 of the Bankruptcy Code.

1.78	Person means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, government unit or agency or political subdivision thereof or any other form of legal entity or enterprise.

1.79	Plan means this Second Amended Joint Plan, including, without limitation, the exhibits and schedules hereto or contained in the Plan Supplement, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.80	Plan Supplement means the supplement or supplements to the Plan containing certain documents relevant to the implementation of the Plan, and shall include, but will not be limited to, the list of executory contracts and unexpired leases to be assumed pursuant to the Plan and the Liquidating Trust Agreement.

1.81	Pre-Liquidation Letter of Credit means a letter of credit issued under the Secured Letter of Credit Facility that is drawn subsequent to the Commencement Date and unreimbursed by the Debtors prior to the Effective Date.

1.82	Prepetition Agent means Wells Fargo Foothill, LLC in its capacity as administrative agent and collateral agent under the Secured Credit Facility.

1.83	Priority Non-Tax Claim means a Claim entitled to priority in payment as specified in section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code.

1.84	Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.85	Pro Rata Share means, as of any distribution date under the Liquidating Trust, the ratio (expressed as a percentage) of the amount of an Allowed Series C Noteholder Claim, an Allowed FFL Noteholder Claim, an Allowed General Unsecured Claim, or an Allowed Junior Noteholder Claim to the sum of the aggregate amount of all Senior Noteholder Claims, General Unsecured Claims, and Junior Noteholder Claims.

1.86	Retained Assets shall have the meaning ascribed to it in Section 5.8 of the Plan.

1.87	Schedules means, collectively, the schedules of assets and liabilities, schedules of executory contracts and unexpired leases, schedules of current income and expenditures and statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms in the Chapter 11 Cases, as may have been amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

1.88	Secured Claim means any Claim that is secured by a Lien on property in which a Debtors’ estates has an interest to the extent of the value of such property, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff, or, in either case as otherwise agreed upon in writing by the Debtors and the holder of such Claim.

1.89	Secured Credit Facility means the senior secured credit facility pursuant to that certain amended and restated credit agreement, dated as of May 18, 2007, as amended and restated on June 1, 2007, with Wells Fargo N.A., as successor administrative and collateral agent to UBS AG, Stamford Branch, consisting of term loans in the aggregate principal amount of $300 million and a letter of credit facility in an aggregate face amount at anytime outstanding not to exceed $200 million.

1.90	Secured Lenders means those lenders pursuant to the Secured Credit Facility and Wells Fargo N.A., as successor administrative agent thereunder.

1.91	Secured Tax Claim means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of any time limitations therein) and including any related Secured Claim for penalties.

1.92	Senior Noteholder Claims means FFL Noteholder Claims and Series C Noteholder Claims.

1.93	Series A Note means a note issued pursuant to that certain indenture, dated as of December 22, 2004, with The Bank of New York Mellon as trustee, pursuant to which BE issued $250.0 million aggregate principal amount of 2.50% Series A Convertible Subordinated Debentures, due December 15, 2024.

1.94	Series A Noteholder means a holder of the Series A Note.

1.95	Series A Noteholder Claim means a Claim of a Series A Noteholder under a Series A Note, including any claims of such Series A Noteholders arising out of the purchase or sale of such securities (which Claims are subordinated pursuant to section 510(b) of the Bankruptcy Code and are extinguished without recovery hereunder).

1.96	Series B Note means a note issued pursuant to that certain indenture, dated as of December 22, 2004, with The Bank of New York Mellon as trustee, pursuant to which BE issued $200.0 million principal amount of 2.75% Series B Convertible Subordinated Debentures, due December 15, 2024.

1.97	Series B Noteholder means a holder of a Series B Note.

1.98	Series B Noteholder Claim means a Claim of a Series B Noteholder under a Series B Note, including any claims of such Series B Noteholders arising out of the purchase or sale of such securities (which Claims are subordinated pursuant to section 510(b) of the Bankruptcy Code and are extinguished without recovery hereunder).

1.99	Series C Note means a note issued pursuant to that certain indenture, dated as of April 27, 2005, with The Bank of New York Mellon as trustee, pursuant to which BE issued $200.0 million aggregate principal amount of 5.00% Convertible Senior Subordinated Debentures, due April 15, 2025.

1.100	Series C Noteholder means a holder of the Series C Note.

1.101	Series C Noteholder Claim means a Claim of a Series C Noteholder under a Series C Note, including any claims of such Series Noteholders arising out of the purchase or sale of such securities (which Claims are subordinated pursuant to section 510(b) of the Bankruptcy Code and are extinguished without recovery hereunder).

1.102	Series C Noteholder Indenture means that certain indenture, dated as of April 27, 2005, with The Bank of New York Mellon as trustee, pursuant to which BE issued $200.0 million aggregate principal amount of 5.00% Convertible Senior Subordinated Debentures, due April 15, 2025.

1.103	Series C Noteholder Indenture Trustee means The Bank of New York Mellon and/or its successor, in either case in its or their capacity as the indenture trustee for the Series C Notes.

1.104	Series C Noteholder Indenture Trustee Fees means the reasonable and customary compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, reasonable attorneys’ and agents’ fees, expenses and disbursements incurred by the Series C Noteholder Indenture Trustee, whether prior to or after the Commencement Date, and whether prior to or after the consummation of the Plan.

1.105	Supplemental Cash Collateral Order means the Supplemental Order (A) Authorizing the Debtors’ Use of Cash Collateral by Consent and (B) Granting Related Relief, entered by the Bankruptcy Court on July 23, 2009.

1.106	Tax Code means the United States Internal Revenue Code of 1986, as amended.

1.107	Tax Returns shall have the meaning ascribed to it in Section 5.7(h)(i) of the Plan.

1.108	Treasury Regulations means the United States Department of Treasury regulations promulgated under the Tax Code.

1.109	Trust Advisory Board shall have the meaning ascribed to such term in the Liquidating Trust Agreement.

1.110	Unimpaired means, with respect to any Claim, that such Claim is not impaired within the meaning of section 1124 of the Bankruptcy Code.

1.111	Unliquidated Claim means any Claim, the amount of liability for which has not been fixed, whether pursuant to agreement, applicable law or otherwise, as of the date on which such Claim is asserted or sought to be estimated.

1.112	U.S. Trustee means the United States Trustee appointed under section 581 of title 28 of the United States Code to serve in the Southern District of New York.

1.113	Voting Record Date means, October 27, 2009 for all creditors entitled to vote on the Plan.
B.	Interpretation; Application of Definitions and Rules of Construction.

          Unless otherwise specified, all Section, Article, schedule or exhibit references in the Plan are to the respective Section in, Article of or schedule or exhibit to the Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning ascribed to that term in the Bankruptcy Code. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. In the event that a particular term of the Plan (including any exhibits or schedules hereto) conflicts with a particular term of the definitive documentation required to be implemented pursuant to the terms of the Plan or any settlement or other agreement contemplated hereunder, the Plan shall control and shall be binding on the parties thereto. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(c) shall apply.
ARTICLE II
PROVISIONS FOR PAYMENT OF
ADMINISTRATIVE EXPENSES, PRIORITY TAX CLAIMS,
AND OBLIGATIONS ON ACCOUNT OF PAID TIME OFF
          2.1 Administrative Expense Claims.
          Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, or has been paid during the Chapter 11 Cases, on the latest of (i) the Effective Date, (ii) the date on which its Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or (iii) the date on which its Administrative Expense Claim becomes payable under any agreement relating thereto, or as soon as practicable thereafter, each holder of an Allowed Administrative Expense Claim shall receive from the Liquidating Trust, in full satisfaction, settlement, and release of and in exchange for such Allowed Administrative Expense Claim, Cash equal to the unpaid portion of its Allowed Administrative Expense Claim. Notwithstanding the forgoing, (a) any Allowed Administrative Expense Claim based on a liability incurred by the Debtors in the ordinary course of business by the Debtors shall be paid in full and performed by the Liquidating Trust, in the ordinary course of business in accordance with the terms and conditions of any agreements governing, instruments evidencing or other documents relating to such transactions, and (b) any Allowed Administrative Expense Claim may be paid on such other terms as may be agreed on between the holder of such Claim and the Debtors. If any such Administrative Expense Claim is not billed or a request for payment is not made within forty-five (45) days after the Effective Date, such Administrative Expense Claim shall be barred. Notwithstanding anything to the contrary herein or in the Confirmation Order, a governmental unit need not file a request for payment of an expense described in subparagraph (B) or (C) of section 503(b)(1) of the Bankruptcy Code or submit a bill for such an expense as a condition of its being an Allowed Administrative Expense Claim.
          (a) Professional Compensation and Reimbursement Claims.
          All entities seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is sixty (60) after the Effective Date their respective applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred and (b) be paid in full by the Liquidating Trustee, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or allowing any such Administrative Expense Claim or upon such other terms as may be mutually agreed upon between the holder of such Administrative Expense Claim and the Debtors or, if on or after the Effective Date, the Liquidating Trustee. The Liquidating Trust is authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Confirmation Date in the ordinary course of business and without the need for Bankruptcy Court approval.
          2.2 Indenture Trustee Fees
          (a) Indenture Trustee Fees Incurred Prior to the Effective Date. The Indenture Trustees shall serve on the Debtors, or if after the Effective Date, the Liquidating Trustee their respective requests for reimbursement of Indenture Trustee Fees incurred prior to the Effective Date. The Debtors and/or the Liquidating Trustee may object to the Indenture Trustee Fees on reasonableness grounds. All Indenture Trustee Fees incurred prior to the Effective Date shall be paid on the later of the Effective Date or the earliest date after any objection to such fees is resolved. If no objection is filed, Indenture Trustee Fees shall be paid without the need for approval of the Bankruptcy Court. The amount of any Series C Noteholder Indenture Trustee Fees and any Junior Noteholder Indenture Trustee Fees paid out of estate funds shall be deducted from any distributions paid on account of the Series C Noteholder Claims and the Junior Noteholder Claims, respectively.
          (b) Fees Incurred by Indenture Trustees in Connection with Distributions. To the extent that the Indenture Trustees provide services related to distributions pursuant to the Plan, such Indenture Trustee shall be entitled to reasonable and customary compensation for such services and reimbursement for reasonable and customary expenses incurred in connection with such services. The applicable Indenture Trustee shall be authorized, on account of such Indenture Trustee Charging Lien to deduct such amounts from distributions made to holders of Allowed Series C Noteholder Claims or Allowed Junior Noteholder Claims, as applicable. These payments and/or reimbursements will be on terms and in amounts agreed to by the applicable Indenture Trustee and the Liquidating Trustee.

          2.3 Priority Tax Claims.
          On the later of (i) the Effective Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon as practicable thereafter, except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement, and release of and in exchange for such Allowed Priority Tax Claim, in the sole discretion of the Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim, or (b) equal semi-annual Cash payments aggregating an amount equal to such Allowed Priority Tax Claim, together with interest for a period after the Effective Date at a fixed annual rate determined under applicable non-bankruptcy law, over a period not exceeding five (5) years after the Commencement Date, subject to the Liquidating Trustee’s sole option to prepay the entire amount of the Allowed Priority Tax Claim; provided that the first payment under this clause (b) shall represent a percentage recovery at least equal to that expected to be received by holders of Allowed General Unsecured Claims and subject to the sole option of the Liquidating Trustee to prepay the entire amount of the Allowed Priority Tax Claim.
          2.4 Employees’ Paid Time Off
          Pursuant to the Supplemental Cash Collateral Order, the Debtors or the Liquidating Trust, as the case may be, shall make payments of $4 million per month for payment of claims of the Debtors’ current or former employees on account of their paid time off until all claims on account of paid time off are satisfied either through such monthly payments or in a lump-sum payment prior to the termination of the Liquidating Trust. Allowed Claims of the Debtors’ current or former employees on account of their paid time off shall have the same priority as Administrative Expense Claims under the Plan.
ARTICLE III
CLASSIFICATION OF CLAIMS AND
EQUITY INTERESTS, IMPAIRMENT, VOTING
          The following table designates the classes of Claims against and Equity Interests in the Debtors and specifies which of those classes are impaired or unimpaired by the Plan and entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code or deemed to accept or reject the Plan.

Class	Designation	Impairment	Entitled to Vote

BearingPoint Class 1	Priority Non-Tax Claims	Unimpaired	No (deemed to accept)

BearingPoint	Secured Tax Claims	Unimpaired	No

Class	Designation	Impairment	Entitled to Vote

Class 2			(deemed to accept)

Bearing Point Class 3	Other Secured Claims	Unimpaired	No (deemed to accept)

BearingPoint Class 4(a)	Series C Noteholder Claims	Impaired	Yes

BearingPoint Class 4(b)	FFL Noteholder Claims	Impaired	Yes

BearingPoint Class 5	Junior Noteholder Claims	Impaired	Yes

BearingPoint Class 6	General Unsecured Claims	Impaired	Yes

BearingPoint Class 7	Other Subordinated Claims	Impaired	No (deemed to reject)

BearingPoint Class 8	Equity Interests	Impaired	No (deemed to reject)
ARTICLE IV
TREATMENT OF CLAIMS AND EQUITY INTERESTS
          4.1 Priority Non-Tax Claims (Class 1)
          (a) Impairment and Voting. Class 1 is Unimpaired by the Plan. Each holder of an Allowed Priority Non-Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
          (b) Distributions. Except to the extent that a holder of an Allowed Priority Non-Tax Claim (i) has been paid by the Debtors, in whole or in part, prior to the Effective Date, or (ii) agrees to a less favorable treatment, each holder of an Allowed Priority Non-Tax Claim shall receive from the Liquidating Trust, in full satisfaction of such Claim, Cash in the full amount of the claim, on or as soon as reasonably practicable after the later of (a) the Effective Date, and (b) the date such claim becomes Allowed.

          4.2 Secured Tax Claims (Class 2)
          (a) Impairment and Voting. Class 2 is unimpaired by the Plan. Each holder of an Allowed Secured Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
          (b) Distributions. Except to the extent that a holder of an Allowed Secured Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a less favorable treatment, each holder shall receive from the Liquidating Trust, at the sole option of the Debtors or, if after the Effective Date, the Liquidating Trustee, (a) Cash in the full amount of the Claim on or as soon as reasonably practicable following the later to occur of (i) the Effective Date and (ii) the date on which such Claim becomes Allowed, or (b) such other terms determined by the Bankruptcy Court to provide the holder deferred Cash payments having a value, as of the Effective Date, equal to such Claim.
          4.3 Other Secured Claims (Class 3)
          (a) Impairment and Voting. Class 3 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
          (b) Distributions. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, at the sole option of the Debtors or, if after the Effective Date, the Liquidating Trustee each holder of an Allowed Other Secured Claim shall receive from the Liquidating Trust, on or as soon as practicable after the later of the (a) Effective Date or (b) date on which such Claim becomes Allowed, in full satisfaction of such Claim, at the option of the Debtors, or, if after the Effective Date, the Liquidating Trustee (i) Cash in an amount equal to the Allowed amount of such Allowed Other Secured Claim; (ii) the proceeds of the sale or disposition of the Collateral securing such Allowed Other Secured Claim to the extent of the value of the holder’s secured interest in such Collateral, (iii) the Collateral securing such Allowed Other Secured Claim, or (iv) such other distribution as necessary to satisfy the requirements of section 1124 of the Bankruptcy Code. In the event such a Claim is treated under clauses (i) or (ii) of this Section, the Liens securing such Secured Other Secured Claim shall be deemed released as of the Effective Date.
          (c) Tax Treatment of Post-Effective Date Receipt of Collateral Proceeds. In the event that such a Class 3 Claim is to be satisfied under clause (ii) of Section 4.3(b) by the Liquidating Trust, each holder of an Allowed Other Secured Claim shall, for federal income tax purposes, be treated as having received on the Effective Date a Beneficial Interest in the Liquidating Trust and all parties (including the Debtors, the Liquidating Trustee, and the Liquidating Trust Beneficiaries) shall report consistently therewith for federal income tax purposes.

          4.4 Series C Noteholder Claims (Class 4(a))
          (a) Impairment and Voting. Class 4(a) is impaired by the Plan. Each holder of an Allowed Series C Noteholder Claim is entitled to vote to accept or reject the Plan.
          (b) Allowance. The Series C Noteholder Claims are hereby Allowed in the amount of $203,416,667.
          (c) Distributions. On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of a Series C Noteholder Claim shall receive a Class C Beneficial Interest in the Liquidating Trust. All distributions made to holders of Allowed Series C Noteholder Claims on account of their Class C Beneficial Interests will be made directly to the Series C Indenture Trustee and shall be subject to the payment of Series C Indenture Trustee Fees pursuant to Section 2.2 of the Plan.
          (d) Class C Beneficial Interest. A Class C Beneficial Interest shall entitle its holder to receive (i) its Pro Rata Share of distributions from the Liquidating Trust, and (ii) after the Junior Noteholder Indenture Trustee Fees are paid in full pursuant to Section 2.2(a) of the Plan, an additional amount equal to its Class 4 Pro Rata Share of distributions made from the Liquidating Trust that would otherwise be made directly to holders of Junior Noteholder Claims on account of Class A/B Beneficial Interests, until such a time as all holders of Allowed Senior Noteholder Claims (i.e. Allowed Series C Noteholder Claims and Allowed FFL Noteholder Claims) have received, in the aggregate, pursuant to clause (i) and this clause (ii), an amount equal to the amount, in the aggregate, of all Allowed Senior Noteholder Claims. Thereafter, any and all distributions made on account of Class A/B Beneficial Interests shall be paid directly to the Junior Noteholder Indenture Trustee pursuant to Section 4.6(d).
          4.5 FFL Noteholder Claims (Class 4(b))
          (a) Impairment and Voting. Class 4(b) is impaired by the Plan. Each holder of an Allowed FFL Noteholder Claim is entitled to vote to accept or reject the Plan.
          (b) Allowance. The FFL Noteholder Claims are hereby Allowed in the amount of $40,101,111.
          (c) Distributions. On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of a FFL Noteholder Claim shall receive a Class C Beneficial Interest in the Liquidating Trust.
          (d) Class C Beneficial Interest. A Class C Beneficial Interest shall entitle its holder to receive the distribution set forth in Section 4.4(d) above.

          4.6 Junior Noteholder Claims (Class 5)
          (a) Impairment and Voting. Class 5 is impaired by the Plan. Each holder of an Allowed Junior Noteholder Claim is entitled to vote to accept or reject the Plan.
          (b) Allowance. The Junior Noteholder Claims are hereby Allowed in the amount of $452,121,889.
          (c) Distributions. On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of a Junior Noteholder Claim shall receive a Class A/B Beneficial Interest in the Liquidating Trust. All distributions made on account of Class A/B Beneficial Interests will be made directly to the Junior Noteholder Indenture Trustee and shall be subject to payment of the Junior Noteholder Indenture Trustee Fees pursuant to Section 2.2(b) of the Plan.
          (d) Class A/B Beneficial Interests. A Class A/B Beneficial Interest shall entitle its holder to receive its Pro Rata Share of distributions from the Liquidating Trust, provided, however, that all distributions on account of Class A/B Beneficial Interests shall be made directly to holders of Allowed Senior Noteholder Claims in accordance with Section 4.4 and 4.5 of the Plan until such time as all holders of Allowed Series C Noteholder Claims and Allowed FFL Noteholder Claims have received, in the aggregate, pursuant to clauses (i) and (ii) of Section 4.4(c) and Section 4.5(c), respectively, an amount equal to the amount, in the aggregate, of all Allowed Senior Noteholder Claims. Thereafter, a Class A/B Beneficial Interest shall entitle its holder to receive (i) its Pro Rata Share of distributions from the Liquidating Trust, and (ii) an additional amount equal to its Class 5 Pro Rata Share of distributions made from the Liquidating Trust on account of Class C Beneficial Interests, until all Allowed Junior Noteholder Claims are paid in full. For the avoidance of doubt, no holder of a Junior Noteholder Claim shall receive a distribution on account of its Class A/B Beneficial Interest until all Allowed Senior Noteholder Claims are paid in full.
          4.7 General Unsecured Claims (Class 6)
          (a) Impairment and Voting. Class 6 is impaired by the Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.
          (b) Distributions. On the later of (i) the Effective Date, and (ii) the date on which a General Unsecured Claim becomes an Allowed Claim, or, in each case, as soon thereafter as is reasonably practicable, each holder of a General Unsecured Claim shall receive a Class G Beneficial Interest in the Liquidating Trust. A Class G Beneficial shall entitle its holder to receive its Pro Rata Share of distributions from the Liquidating Trust until all Allowed General Unsecured Claims are paid in full.

          4.8 Other Subordinated Claims (Class 7)
          (a) Impairment and Voting. Class 7 is impaired by the Plan. Each holder of an Other Subordinated Claim is deemed to reject to Plan and is not entitled to vote to accept or reject the Plan.
          (b) Distributions. Each holder of an Allowed Other Subordinated Claim shall not receive any distribution under the Plan on account of such Other Subordinated Claim.
          (c) The following Claims shall be classified and treated as Class 7 Claims, without the need for further court order: (i) Claim No. 679 filed by the Lead Plaintiffs in the securities litigation styled In re BearingPoint, Inc. Securities Litigation II; Civ. Act. No. 1:05-cv-00454; in the United Stated District Court for the Eastern District of Virginia; (ii) Claim No. 680 filed by Matrix Capital Management Fund, LP; (iii) Claim No. 681 filed by Matrix Capital Management Fund, II, LP; and (iv) Claim No. 682 filed by Matrix Capital Management Fund (Offshore) Ltd.
          4.9 Equity Interests (Class 8)
          (a) Impairment and Voting. Class 8 is impaired by the Plan. Each holder of an Equity Interest is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.
          (b) Distributions. On the Effective Date, the Equity Interests shall be cancelled and extinguished and the holders of Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Equity Interests under the Plan.
ARTICLE V
MEANS OF IMPLEMENTATION
          5.1 Settlement of Claims.
          Pursuant to Bankruptcy Rule 9019, in consideration for the classification, distribution, resolution of intercompany claims, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan. All Plan distributions made to creditors holding Allowed Claims in any class are intended to be and shall be final, and, subject to the provisions of Article IV, no Plan distribution to the holder of a Claim in one class shall be subject to being shared with or reallocated to the holders of any Claim in another class by virtue of any prepetition collateral trust agreement, shared collateral agreement, subordination agreement, other similar inter-creditor arrangement or deficiency claim.

          5.2 Merger/Dissolution/Consolidation/Discharge.
          (a) On or as of the Effective Date or as soon as practicable thereafter and without the need for any further action, the Debtors or the Liquidating Trustee, as applicable may: (i) cause any or all of the Debtors to be merged into one or more of the Debtors, dissolved or otherwise consolidated, (ii) cause the transfer of assets between or among the Debtors, (iii) to the extent determined appropriate by the Debtors or the Liquidating Trustee, cause the reduction, reinstatement or discharge of any Intercompany Claim and any claim held against any Non-Debtor Subsidiary or Affiliate by any Debtor or by any other Non-Debtor Subsidiary or Affiliate or (iv) engage in any other transaction in furtherance of the Plan.
          (b) Current equity interests in BE’s non-debtor subsidiaries may remain in BE and not be transferred to the Liquidating Trust until such non-debtor subsidiaries are liquidated. Upon such liquidation, the proceed would be distributed to the Liquidating Trust. The Debtors and the Creditors’ Committee reserve the right to amend the Plan to effectuate this structure.
          5.3 Cancellation and Termination of Existing Agreements and Equity Interests.
          Except (a) as otherwise expressly provided in the Plan, (b) with respect to executory contracts or unexpired leases that have been assumed by the Debtors, (c) for purposes of evidencing a right to distributions under the Plan, or (d) with respect to any Claim that is reinstated and rendered unimpaired under the Plan, on the Effective Date, the Secured Credit Facility, the FFL SPA, all Equity Interests in BE and other instruments evidencing any Claims against the Debtors or Equity Interests in BE shall be deemed automatically cancelled and terminated without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors thereunder shall be discharged.
          All Series A Notes, Series B Notes, and Series C Notes, and the Junior Noteholder Indenture and the Series C Noteholder Indenture, shall be deemed automatically cancelled and discharged on the Effective Date, provided, however, that the Series A Notes, Series B Notes, and Series C Notes, and the Junior Noteholder Indenture and the Series C Noteholder Indenture shall continue in effect solely for the purposes of (i) allowing the Series A Noteholders, Series B Noteholders, and Series C Noteholders to receive their distributions hereunder, (ii) allowing the applicable Indenture Trustee to make the distributions, if any, to be made on account of the Series A Notes, Series B Notes, and Series C Notes, (iii) permitting the applicable Indenture Trustee to assert their Indenture Trustee Charging Lien against such distributions for payment of the Indenture Trustee Fees, and (iv) allowing the applicable Indenture Trustee and the holders of FFL Noteholder Claims to enforce the applicable subordination provisions contained in the applicable indentures.

          As soon as practicable after the Effective Date, the Debtors with the cooperation of the Indenture Trustees shall send a letter of transmittal to each holder of a Series A Note, Series B Note, and Series C Note, advising such holder of the effectiveness of the Plan and providing instructions to such holder to deliver to the Indenture Trustees such notes in exchange for the distributions to be made pursuant to the Plan. Delivery of any Series A Note, Series B Note, or Series C Note will be effected, and risk of loss and title thereto shall pass, only upon delivery of such note to the relevant Indenture Trustees in accordance with the terms and conditions of such letter of transmittal, such letter of transmittal to be in such form and have such other provisions as the Debtors (or the Disbursing Agent) may reasonably request.
          Each holder of any Series A Note, Series B Note, and Series C Note shall surrender such note to the relevant Indenture Trustee. No distribution hereunder shall be made to or on behalf of any such holder unless and until such note is received by the relevant Indenture Trustee, or the loss, theft or destruction of such note is established to the satisfaction of the relevant Indenture Trustee, including requiring such holder (i) to submit a lost instrument affidavit and an indemnity bond, and (ii) to hold the Debtors and the Indenture Trustees harmless in respect of such note and any distributions made in respect thereof. Upon compliance with this Section by a holder of any Series A Note, Series B Note, or Series C Note, such holder shall, for all purposes under the Plan, be deemed to have validly surrendered such note. Any such holder that fails to validly surrender such note or satisfactorily explain its non-availability to the relevant Indenture Trustee within eighteen months of the Effective Date shall be deemed to have no further Claim against the Debtors or their property, the Liquidating Trust, or the relevant Indenture Trustee in respect of such Claim and shall not participate in any distribution hereunder, and the distribution that would otherwise have been made to such holder shall be distributed by the relevant Indenture Trustee to all holders who have validly surrendered their notes or satisfactorily explained their non-availability to the relevant Indenture Trustee within eighteen months of the Effective Date.
          The Board of Directors of BE is hereby authorized to cancel and/or terminate, without any further act or action under any applicable agreement, law, regulation, order or rule, any equity interest in BE’s Debtor affiliates or any other instruments evidencing any Claims against such Debtor affiliates. Upon cancellation or termination, any obligations of the Debtors under any such cancelled or terminated instrument shall be discharged. Further, the Board of Directors of BE is authorized to issue a single equity interest in BE, and take any action in furtherance thereof, for the purpose of dissolving BE.
          5.4 Substantive Consolidation for Plan Purposes Only
          (a) Given the number of separate legal entities, the Debtors believe it would be inefficient to propose, vote on and make distributions in respect of entity-specific claims. Accordingly, the Debtors are proposing solely for administrative convenience to consolidate for certain purposes. Entry of the Confirmation Order shall constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the limited substantive consolidation of the Chapter 11 Cases for the purposes of voting, confirmation and distribution as provided in this Plan. On and after the Effective Date: (i) no distributions shall be made under the Plan on account of Intercompany Claims among the Debtors except at the discretion of the Liquidating Trustee; (ii) all guarantees by any of the Debtors of the obligations of any other Debtor arising prior to the Effective Date shall be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint and several liability of any of the Debtors shall be deemed to be one obligation of the deemed consolidated Debtors; and (iii) each and every Claim filed or to be filed in the Chapter 11 Cases shall be deemed filed against the consolidated Debtors and shall be deemed one Claim against and obligation of the deemed consolidated Debtors.
          (b) For the avoidance of doubt, the limited substantive consolidation contemplated herein shall not be construed as the substantive consolidation for any purpose than that described in subpart (a) of this section. The Debtors believe that no creditor will receive a recovery inferior to that which it would receive if each Debtor proposed its own plan of liquidation, and that in such event, all creditor recoveries would be reduced by the added administrative expense of proceeding to confirm and administer separate plans and to liquidate separate estates. If any party in interest challenges the proposed consolidation, the Debtors, with the prior consent of the Creditors’ Committee, reserve the right to establish, at the Confirmation Hearing, the ability to confirm the Plan on an entity-by-entity basis, or to make the showing that the Debtors can be substantively consolidated under applicable law.
          (c) A creditors’ vote to accept the Plan shall be deemed such creditors agreement to accept, as consideration for any and all Allowed Claims against any and all Debtors, the treatment specified in the Plan.
          5.5 Compromise and Settlement
          Pursuant to Bankruptcy Rule 9019, the Plan incorporates a proposed compromise and settlement of all issues relating to (i) the substantive consolidation of the Debtors and (ii) the amount, allowance, characterization and priority of Intercompany Claims between the various Debtors.
          5.6 Release of Funds Securing Issued Letters of Credit
          (a) As soon as reasonably practicable, but not more than ten (10) days following the release of any Letter of Credit by the party secured by such Letter of Credit, the LC Agent shall transfer funds equal in amount to 105% of the amount of the released Letter of Credit from the LC Cash Collateral Account to the Liquidating Trust. At such time as there are no remaining outstanding Letters of Credit, the LC Agent will transfer all remaining funds in the LC Cash Collateral Account to the Liquidating Trust.
          (b) If, at any point, the funds in the LC Cash Collateral Account exceed 105% of the amount of the outstanding Letters of Credit plus any fees owing to the LC Agent, the Liquidating Trustee shall have the right to withdraw any excess funds, including, without limitation, interest income earned on the LC Cash Collateral Account, and to transfer such funds to the Liquidating Trust.
          5.7 The Liquidating Trust.
          (a) Execution of Liquidating Trust Agreement. On or before the Effective Date, the Liquidating Trust Agreement shall be executed by the Debtors and the Liquidating Trustee, and all other necessary steps shall be taken to establish the Liquidating Trust and the Beneficial Interests therein which shall be for the benefit of the Liquidating Trust Beneficiaries, as provided in Sections 4.3(c), 4.4, 4.5 and 4.7 of the Plan, whether their Claims are Allowed on or after the Effective Date. In the event of any conflict between the terms of this Section 5.7(a) and the terms of the Liquidating Trust Agreement, the terms of this Section 5.7(a) shall govern. The Liquidating Trust Agreement may provide powers, duties and authorities in addition to those explicitly stated herein, but only to the extent that such powers, duties and authorities do not affect the status of the Liquidating Trust as a liquidating trust for United States federal income tax purposes.
          (b) Purpose of the Liquidating Trust. The Liquidating Trust shall be established for the sole purpose of liquidating and distributing its assets, in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.
          (c) Liquidating Trust Taking Assignment of BE and BE LLC Contracts. The Liquidating Trust shall take assignment of contracts or leases entered into by BE or BE LLC subsequent to the Commencement Date or contracts of BE and BE LLC not rejected in the Chapter 11 Cases. As such, counterparties to any such contracts transferred to the Liquidating Trust pursuant to the Plan, and counterparties to any subcontracts related to such contracts, shall be prohibited from terminating or otherwise altering the terms of such contract as a result of the transfer of such contract to the Liquidating Trust.
          (d) Liquidating Trust Assets.
     (i) The Liquidating Trust shall consist of the Liquidating Trust Assets. On the Effective Date, the Debtors shall transfer all of the Liquidating Trust Assets to the Liquidating Trust subject to the Administrative Expense Claims, Other Priority Claims, Priority Tax Claims, and Secured Tax Claims. Such transfer shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax. Upon delivery of the Liquidating Trust Assets to the Liquidating Trust, the Debtors and their successors and assigns shall be released from all liability with respect to the delivery of such distributions.

     (ii) As soon as practicable, but not more than ten (10) days following the full or partial release or settlement of any Letter of Credit, any funds held in the LC Cash Collateral Account backstopping such Letter of Credit shall be released by the LC Agent to the Liquidating Trust. Upon such release, such funds shall be considered Liquidating Trust Assets for all purposes under this Plan.
          (e) Governance of the Liquidating Trust. The Liquidating Trust shall be governed by the Liquidating Trustee according to the Liquidating Trust Agreement.
          (f) The Liquidating Trustee. The Liquidating Trustee shall be designated by the Debtors, with the consent of the Creditors’ Committee. In the event the Liquidating Trustee dies, is terminated or resigns for any reason, the Trust Advisory Board (as defined in the Liquidating Trust Agreement) shall designate a successor.
          (g) Role of the Liquidating Trustee. In furtherance of and consistent with the purpose of the Liquidating Trust and the Plan, the Liquidating Trustee shall, among other things, have the following rights, powers and duties (i) to hold, manage, convert to Cash, and distribute the Liquidating Trust Assets, including prosecuting and resolving the Claims belonging to the Liquidating Trust, (ii) hold the Liquidating Trust Assets for the benefit of the Liquidating Trust Beneficiaries that are entitled to distributions therefrom under the Plan, whether their Claims are Allowed on or after the Effective Date, (iii) in the Liquidating Trustee’s reasonable business judgment, investigate, prosecute, settle and/or abandon rights, Causes of Action or litigation of the Liquidating Trust, (iv) monitor and enforce the implementation of the Plan, (v) file all tax and regulatory forms, returns, reports and other documents required with respect to the Liquidating Trust, (vi) in the Liquidating Trustee’s reasonable business judgment object to Claims, and manage, control, prosecute and/or settle on behalf of the Liquidating Trust, objections to Claims on account of which the Liquidating Trustee (as Disbursing Agent) will be responsible (if Allowed) for making distributions under the Plan, (vii) take all actions necessary and create any documents necessary to wind up the affairs of the Debtors and their affiliates and implement the Plan, (viii) to hold, manage, and distribute Cash or non-Cash Liquidating Trust Assets obtained through the exercise of its power and authority, (ix) to act as a signatory to BE and/or BE LLC for all purposes, including those associated with the novation of contracts or other obligations arising out of the sales of the Debtors’ assets, and (x) take all necessary action and file all appropriate motions to obtain an order closing the Chapter 11 Cases. In all circumstances, the Liquidating Trustee shall act in the best interests of all beneficiaries of the Liquidating Trust and in furtherance of the purpose of the Liquidating Trust.
          (h) Liquidating Trustee’s Tax Power for Debtors
     (i) Following the Effective Date, the Liquidating Trustee shall prepare and file (or cause to be prepared and filed), on behalf of the Debtors, all tax returns, reports, certificates, forms or similar statements or documents (collectively, “Tax Returns”) required to be filed or that the

Liquidating Trustee otherwise deems appropriate, including the filing of amended Tax Returns or requests for refunds.
     (ii) Each of the Debtors shall execute on or prior to the Effective Date a power of attorney authorizing the Liquidating Trustee to correspond with any taxing authorities on behalf of such Debtor and to sign, collect, negotiate, settle and administer tax payments and Tax Returns described in Section 5.7(h)(i) hereof.
     (iii) Following the Effective Date, the Liquidating Trustee shall have the sole right, at the Liquidating Trust’s expense, to control, conduct, compromise and settle any tax contest, audit or administrative or court proceeding relating to any liability for taxes of the Debtors.
     (iv) Following the Effective Date, the Liquidating Trust shall be entitled to the entire amount of any refunds and credits (including interest thereon) with respect to or otherwise relating to any taxes of the Debtors, including for any taxable period ending on or prior to, or including, the Effective Date.
          (i) Nontransferability of Liquidating Trust Interests. The Beneficial Interests shall not be certificated and shall not be transferable.
          (j) Cash. The Liquidating Trustee may invest Cash (including any earnings thereon or proceeds therefrom) as permitted by section 345 of the Bankruptcy Code, provided, however, that such investments are investments permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.
          (k) Distribution of Liquidating Trust Assets. As soon as practicable following the Effective Date, the Liquidating Trustee shall make an initial distribution (the “Initial Distribution”) to the holders of the Beneficial Interests of all Cash on hand in accordance with the Liquidating Trust Agreement (including any Cash received from the Debtors on the Effective Date, and treating as Cash for purposes of this section any permitted investments under Section 5.7(j) of the Plan) except such amounts (i) as would be distributable to a holder of a Disputed Claim if such Disputed Claim had been Allowed prior to the time of such distribution (but only until such Claim is resolved), (ii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Liquidating Trust Assets during liquidation, (iii) necessary to pay reasonable incurred and anticipated expenses (including, but not limited to, any taxes imposed on the Liquidating Trust or in respect of the Liquidating Trust Assets), and (iv) necessary to satisfy other liabilities incurred and anticipated by the Liquidating Trust in accordance with this Plan or the Liquidating Trust Agreement. The Liquidating Trustee will use commercially reasonable efforts to make the Initial Distribution within sixty (60) days of the Effective Date. The Liquidating Trustee is required to distribute to the Liquidating Trust

Beneficiaries, at least once per twelve-month period, the Liquidating Trust’s net income plus all net proceeds from the sale or other disposition of the Liquidating Trust Assets, except that the Liquidating Trustee may retain an amount of net proceeds or net income reasonably necessary to maintain the value of the Liquidating Trust Assets, to satisfy current and projected expenses of the Liquidating Trust, or to meet Claims and contingent liabilities (including Disputed Claims).
          (l) Costs and Expenses of the Liquidating Trust. The costs and expenses of the Liquidating Trust, including the fees and expenses of the Liquidating Trustee and its retained professionals, shall be paid out of the Liquidating Trust Assets. Fees and expenses incurred in connection with the prosecution and settlement of any Claims shall be considered costs and expenses of the Liquidating Trust. Notice of any cost or expense of the Liquidating Trust above an amount as set forth in the Liquidating Trust Agreement, that is not reflected in an approved budget, must be provided to the Trust Advisory Board, and such expense must be approved by the Trust Advisory Board or by further order of the Bankruptcy Court.
          (m) Compensation of the Liquidating Trustee. The individual(s) serving as or comprising the Liquidating Trustee shall be entitled to reasonable compensation approved by the Trust Advisory Board in an amount consistent with that of similar functionaries in similar roles.
          (n) Retention of Professionals by the Liquidating Trustee. The Liquidating Trustee may retain and compensate attorneys and other professionals to assist in its duties as Liquidating Trustee on such terms as the Liquidating Trustee deems appropriate without Bankruptcy Court approval. Without limiting the foregoing, the Liquidating Trustee may retain any professional that represented parties in interest in the Chapter 11 Cases.
          (o) Federal Income Tax Treatment of the Liquidating Trust.
     (i) Liquidating Trust Assets Treated as Owned by Creditors. For all U.S. federal income tax purposes, all parties (including, without limitation, the Debtors, the Liquidating Trustee and the Liquidating Trust Beneficiaries) shall treat the transfer of the Liquidating Trust Assets to the Liquidating Trust as
     (1) a transfer of the Liquidating Trust Assets directly to those holders of Allowed Claims receiving Beneficial Interests and, to the extent Liquidating Trust Assets are allocable to Disputed Claims, to the Liquidating Trust Claims Reserve, followed by
     (2) the transfer by such beneficiaries to the Liquidating Trust of the Liquidating Trust Assets (other than the Liquidating

Trust Assets allocable to the Liquidating Trust Claims Reserve) in exchange for Beneficial Interests.
Accordingly, those holders of Allowed Claims receiving Beneficial Interests shall be treated for United States federal income tax purposes as the grantors and owners of their respective share of the Liquidating Trust Assets (other than such Liquidating Trust Assets as are allocable to the Liquidating Trust Claims Reserve, discussed below). The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local income tax purposes.
     (ii) Tax Reporting.
     (1) The Liquidating Trustee shall file returns for the Liquidating Trust treating the Liquidating Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with this Section 5.7(o). The Liquidating Trustee shall also annually send to each holder of a Beneficial Interest a separate statement setting forth the holder’s share of items of income, gain, loss, deduction or credit and will instruct all such holders to report such items on their United States federal income tax returns or to forward the appropriate information to their respective beneficial holders with instructions to report such items on their United States federal income tax returns. The Liquidating Trustee shall also file (or cause to be filed) any other statements, returns or disclosures relating to the Liquidating Trust that are required by any governmental unit.
     (2) As soon as possible after the Effective Date, the Liquidating Trustee shall make a good-faith valuation of the Liquidating Trust Assets, and such valuation shall be made available from time to time, to the extent relevant, and shall be used consistently by all parties (including, without limitation, the Debtors, the Liquidating Trustee and the Liquidating Trust Beneficiaries) for all United States federal income tax purposes.
     (3) Allocations of Liquidating Trust taxable income among the Liquidating Trust Beneficiaries (other than taxable income allocable to the Liquidating Trust Claims Reserve) shall be determined by reference to the manner in which an amount of Cash representing such taxable income would be distributed (were such Cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all its assets (valued at their tax book value, and other than assets allocable to the Liquidating Trust Claims Reserve) to the holders of the Beneficial Interests, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Liquidating Trust. Similarly, taxable loss of the Liquidating Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Liquidating Trust Assets. The tax book value of the Liquidating Trust Assets for this purpose shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.
     (4) Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee of a private letter ruling if the Liquidating Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Liquidating Trustee), the Liquidating Trustee shall (A) timely elect to treat any Liquidating Trust Assets allocable to, or retained on account of, Disputed Claims (the “Liquidating Trust Claims Reserve”) as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (B) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including the Liquidating Trustee, the Debtors and the Liquidating Trust Beneficiaries) shall report for United States federal, state and local income tax purposes consistently with the foregoing.
     (5) The Liquidating Trustee shall be responsible for payment, out of the Liquidating Trust Assets, of any taxes imposed on the trust or its assets, including the Liquidating Trust Claims Reserve. In the event, and to the extent, any Cash retained on account of Disputed Claims in the Liquidating Trust Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed Claims, such taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims, or (ii) to the extent such Disputed Claims have subsequently been resolved, deducted from any amounts otherwise distributable by the Liquidating Trustee as a result of the resolution of such Disputed Claims.
     (6) The Liquidating Trustee may request an expedited determination of taxes of the Liquidating Trust, including the Liquidating Trust Claims Reserve, or the Debtors under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Liquidating Trust or the Debtors for all taxable periods through the dissolution of the Liquidating Trust.
          (p) Dissolution. The Liquidating Trustee and the Liquidating Trust shall be discharged or dissolved, as the case may be, at such time as (i) all of the Liquidating Trust Assets have been distributed pursuant to the Plan and the Liquidating Trust Agreement, (ii) the Liquidating Trustee determines, in its sole discretion, that the administration of the Liquidating Trust Assets is not likely to yield sufficient additional Liquidating Trust proceeds to justify further pursuit and (iii) all distributions required to be made by the Liquidating Trustee under the Plan and the Liquidating Trust Agreement have been made, but in no event shall the Liquidating Trust be dissolved later than three (3) years from the Effective Date unless the Bankruptcy Court, upon motion within the six month period prior to the third anniversary (or at least six (6) months prior to the end of an extension period), determines that a fixed period extension (not to exceed three years, together with any prior extensions, without a favorable private letter ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the trust as a liquidating trust for United States federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Liquidating Trust Assets. If at any time the Liquidating Trustee determines, in reliance upon such professionals as the Liquidating Trustee may retain, that the expense of administering the Liquidating Trust so as to make a final distribution to its beneficiaries is likely to exceed the value of the assets remaining in the Liquidating Trust, the Liquidating Trustee may apply to the Bankruptcy Court for authority to (i) reserve any amounts necessary to dissolve the Liquidating Trust, (ii) donate any balance to a charitable organization described in section 501(c)(3) of the Tax Code and exempt from United States federal income tax under section 501(a) of the Tax Code that is unrelated to the Debtors, the Liquidating Trust, and any insider of the Liquidating Trustee, and (iii) dissolve the Liquidating Trust.
          (q) Indemnification of Liquidating Trustee. The Liquidating Trustee or the individual(s) comprising the Liquidating Trustee, as the case may be, and the Liquidating Trustee’s agents and professionals, shall not be liable for actions taken or omitted in its capacity as, or on behalf of, the Liquidating Trustee, except those acts arising out of its or their own willful misconduct or gross negligence, and each shall be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Liquidating Trustee, except for any actions or inactions involving willful misconduct or gross negligence. Any indemnification claim of the Liquidating Trustee (and the other parties entitled to indemnification under this subsection) shall be satisfied solely from the Liquidating Trust Assets. The Liquidating Trustee shall be entitled to rely, in good faith, on the advice of its retained professionals.
          5.8 Debtors’ Retention of Assets.
          As necessary and for the benefit of their creditors, the Debtors, with the consent of the Creditors’ Committee reserve the right to retain certain assets (the

“Retained Assets”) and to not transfer such assets to the Liquidating Trust. The Debtors are authorized to, in consultation with the Creditors’ Committee, to take any and all action necessary and to execute any and all documents necessary to effectuate the retention of the Retained Assets. Any proceeds arising from the liquidation of any Retained Assets shall be turned over to the Liquidating Trust.
ARTICLE VI
PROVISIONS GOVERNING VOTING AND DISTRIBUTIONS
          6.1 Voting of Claims.
          Each holder of an Allowed Claim in an impaired class of Claims that is entitled to vote on the Plan pursuant to ARTICLE III and ARTICLE IV of the Plan shall be entitled to vote separately to accept or reject the Plan, as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order of the Bankruptcy Court.
          6.2 Nonconsensual Confirmation.
          If any impaired class of Claims entitled to vote shall not accept the Plan by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code, the Debtors, with the consent of the Creditors’ Committee, reserve the right to amend the Plan in accordance with Section 12.4 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both. With respect to impaired classes of Claims that are deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.
          6.3 Distributions on Allowed General Unsecured Claims, Allowed Senior Noteholder Claims and Allowed Junior Noteholder Claims.
          Distributions to holders of more than one Allowed Claim in each of Classes 4b (FFL Noteholder Claims) and 6 (General Unsecured Claims) shall be aggregated within each particular class and treated as a single claim. At the written request of the Disbursing Agent any creditor holding multiple Allowed Claims in any one of these classes shall provide to the Disbursing Agent a single address as to which any distributions shall be sent.
          Distributions to Class 4a (Series C Noteholder Claims) and Class 5 (Junior Noteholder Claims) shall be made to the Series C Noteholder Indenture Trustee and the Junior Noteholder Indenture Trustee respectively. The Liquidating Trustee shall not be required to make distributions to individual holders of Claims in these Classes.

          6.4 Date of Distributions.
          In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.
          6.5 Disbursing Agent.
          All distributions under the Plan shall be made by the Liquidating Trustee as Disbursing Agent or such other entity designated by the Liquidating Trustee as a Disbursing Agent.
          6.6 Rights and Powers of Disbursing Agent.
          The Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.
          6.7 Expenses of Disbursing Agent.
          Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent (including, without limitation, taxes and reasonable attorneys fees and expenses) on or after the Effective Date shall be paid in Cash by the Liquidating Trust in the ordinary course of business.
          To the extent that the Indenture Trustees provide services related to distributions pursuant to the Plan, such Indenture Trustee shall be entitled to reasonable and customary compensation for such services and reimbursement for reasonable and customary expenses incurred in connection with such services. The applicable Indenture Trustee shall be authorized, on account of such Indenture Trustee Charging Lien to deduct such amounts from distributions made to holders of Allowed Series C Noteholder Claims or Allowed Junior Noteholder Claims, as applicable. These payments and/or reimbursements will be on terms and in amounts agreed to by the applicable Indenture Trustee and the Liquidating Trustee.
          6.8 Delivery of Distributions.
          (a) Last Known Address: Subject to Bankruptcy Rule 9010, and except as provided in this Section 6.8 below, all distributions to any holder of an Allowed Claim or Allowed Administrative Expense Claim shall be made at the address of such holder (i) as set forth on the Schedules filed with the Bankruptcy Court, or (ii) on the books and records of the Debtors or their agents, as applicable, unless the Debtors or the Liquidating Trustee have been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim by such holder that contains an address for such holder different than the address of such holder as set forth on the Schedules. Nothing in this Plan shall require the Liquidating Trustee to attempt to locate any holder of an Allowed Claim.
          (b) Distributions by Indenture Trustees: Distributions under the Plan to holders of Allowed Series C Noteholder Claims and Allowed Junior Noteholder Claims shall be made by the Liquidating Trustee to the respective Indenture Trustee, which, in turn, shall make the distributions to the holders of such notes. Upon delivery of the distributions set forth in ARTICLE IV of the Plan to the respective Indenture Trustee, the Liquidating Trust and the Liquidating Trustee shall be released of all liability with respect to the delivery of such distribution. For the avoidance of doubt, no distributions shall be made to the Junior Noteholder Indenture Trustee until all Senior Noteholder claims are paid in full.
          Notwithstanding any provision contained in the Plan to the contrary, the distribution provisions contained in the Series C Noteholder Indenture and the Junior Noteholder Indenture shall continue in effect to the extent necessary to authorize the respective Indenture Trustee to receive and distribute, to the holders of Allowed Series C Noteholder Claims or Allowed Junior Noteholder Claims, as applicable, distributions pursuant to the Plan on account of such Allowed Claims, and such indentures shall terminate completely upon the completion of such distributions.
          (c) Distributions Subject to Surrender of Notes: All distributions to holders of Allowed Series C Noteholder Claims or Allowed Junior Noteholder Claims shall only be made to such holders after the surrender by each such holder of the note certificates representing such Series C Noteholder Claim or Junior Noteholder Claim, or, in the event such certificate is lost, stolen, mutilated or destroyed, upon the holder of such note’s compliance with the requirements set forth in Section 5.3 above. Upon the valid surrender of such note certificates, the respective Indenture Trustee shall cancel and dispose of such notes. As soon as practicable following the valid surrender of the note certificate(s) evidencing such Allowed Claim, the respective Indenture Trustee shall distribute to the holder thereof such holder’s pro rata share or the distribution (subject to the rights of the respective Indenture Trustee to assert their Indenture Trustees’ Charging Lien against such distribution). For the avoidance of doubt, distributions may be made on account of Allowed Junior Noteholder Claims for the benefit of Allowed Series C Noteholder Claims or Allowed FFL Noteholder Claims irrespective of the holder of the such Junior Noteholder Claim’s compliance with the Section 6.8(c).
          6.9 Unclaimed Distributions.
          All distributions under the Plan that are unclaimed for a period of one (1) year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in the Liquidating Trust and any entitlement of any holder of any Claims to such distributions shall be extinguished and forever barred. The Liquidating Trustee shall have no further obligation to make any distribution to the holder of such Claim on account of such Claim, and any entitlement of any holder of such Claim to any such distributions shall be extinguished and forever barred; provided, however, that the holder of such Claim may receive future distributions on account of such Claim by contacting the Liquidating Trustee at some point prior to the final distribution from the Liquidating Trust.
          6.10 Distribution Record Date.
          Other than as provided in this Section 6.10 below, with respect to holders of all General Unsecured Claims against the Debtors, on the Distribution Record Date, the Claims register shall be closed and any transfer of any Claim therein shall be prohibited. The Debtors and the Liquidating Trust shall have no obligation to recognize any transfer of any such Claims occurring after the close of business on such date.
          As of the close of business on the Distribution Record Date, (i) the claims register shall be closed, (ii) the transfer of books and records of the Series A Notes, the Series B Notes, and the Series C Notes, each as maintained by the respective Indenture Trustee, as applicable, or such Indenture Trustee’s agent, shall be closed, and (iii) any transfer of any Series A Noteholder Claims, Series B Noteholder Claims or Series C Noteholder Claims or interest therein shall be prohibited. The Liquidating Trustee and the Indenture Trustees shall have no obligation to recognize any transfer of Series A Noteholder Claims, Series B Noteholder Claims or Series C Noteholder Claims occurring after the close of business on the Distribution Record Date, and shall instead be entitled to recognize and deal for all purposes under the Plan with only those holders of record as of the close of business on the Distribution Record Date.
          6.11 Manner of Payment.
          At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements. All distributions of Cash to the creditors of each of the Debtors under the Plan shall be made by, or on behalf of, the applicable Debtor.
          6.12 Cash Distributions.
          Except with respect to the final distribution from the Liquidating Trust, no payment of Cash less than one hundred dollars ($100) shall be made to any holder of an Allowed Claim unless a request therefor is made in writing to the Liquidating Trustee.
          6.13 Setoffs and Recoupment.
          The Debtors may, but shall not be required to, setoff against or recoup from any Claim and from any payments to be made pursuant to the Plan in respect of such Claim any claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Liquidating Trustee of any such claim they may have against such claimant.
          6.14 Interest on Claims.
          Unless otherwise specifically provided for in any of the Interim Cash Collateral Orders, the Final Cash Collateral Order, the Plan or the Confirmation Order, postpetition interest shall not accrue or be paid on any Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Commencement Date on any Claim. Unless otherwise specifically provided for in the Plan or the Confirmation Order, interest shall not accrue or be paid upon any Claim in respect of the period from the Commencement Date to the date a final distribution is made thereon if and after such Claim becomes an Allowed Claim.
          6.15 No Distribution In Excess of Allowed Amounts.
          Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall receive in respect of such Claim any distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim.
          6.16 Distributions After the Effective Date.
          Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.
          6.17 Allocation of Plan Distributions Between Principal and Interest.
          To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for United States federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.
ARTICLE VII
PROCEDURES FOR TREATING DISPUTED CLAIMS
          7.1 Objections.
          Except as otherwise provided in Section 7.2, as of the Effective Date, objections to, and requests for estimation of, Administrative Expense Claims and Claims against the Debtors may be interposed and prosecuted only by the Liquidating Trustee. Such objections and requests for estimation shall be served on the respective claimant and filed with the Bankruptcy Court on or shall be served and filed (i) on or before the one-hundred-and-twentieth (120th) day following the later of (x) the Effective Date and

(y) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (ii) such later date as may be fixed by the Bankruptcy Court whether fixed before or after the date specified in clauses (x) and (y) above.
          7.2 No Distributions Pending Allowance.
          Notwithstanding any other provision hereof, if any portion of a Claim or Administrative Expense Claim is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim or Administrative Expense Claim unless and until such Disputed Claim or Disputed Administrative Expense Claim becomes Allowed.
          7.3 Distributions After Allowance.
          To the extent that a Disputed Claim or Disputed Administrative Expense Claim ultimately becomes an Allowed Claim or Allowed Administrative Expense Claim, distributions (if any) shall be made to the holder of such Allowed Claim or Allowed Administrative Expense Claim in accordance with the provisions of the Plan.
          7.4 Resolution of Administrative Expense Claims and Claims.
          On and after the Effective Date, the Liquidating Trustee shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims against the Debtors and Disputed Administrative Expense Claims and Claims against the Debtors, subject to the consent of the Trust Advisory Board for any Administrative Expense Claim and Claim over the amount set forth in the Liquidating Trust Agreement.
          7.5 Estimation of Claims.
          (a) The Debtors and, after the Effective Date, the Liquidating Trustee, may at any time request that the Bankruptcy Court estimate any Contingent Claim, Unliquidated Claim or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether any of the Debtors or any other Person previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contingent Claim, Unliquidated Claim or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Liquidating Trustee, as the case may be, may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.
          (b) The amount of any Liquidating Trust Assets allocable to, or retained on account of, Disputed Claims in the Liquidating Trust Claims Reserve shall be determined based on the estimation of such Disputed Claim pursuant to subsection (a) of this Section 7.5 or as otherwise agreed in writing by the Debtors with the consent of the Creditors’ Committee or the Liquidating Trustee and the holder of such Claim.
          7.6 Interest.
          To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim shall not be entitled to any interest thereon.
ARTICLE VIII
EXECUTORY CONTRACTS AND UNEXPIRED LEASES
          8.1 Assumption or Rejection of Executory Contracts and Unexpired Leases.
          Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person or entity shall be deemed rejected by the Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date and (ii) as to which a motion for approval of the assumption of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, (iii) that is subject to deferred rejection in accordance with Section 8.2, or (iv) that is specifically designated as a contract or lease to be assumed on Schedules 8.01(A) (executory contracts) or 8.01(B) (unexpired leases), which schedules shall be contained in the Plan Supplement; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedules 8.01(A) and 8.01(B) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, either rejected or assumed as of the Effective Date, or subject to deferred rejection as applicable. The Debtors shall provide notice of any amendments to Schedules 8.01(A) and/or 8.01(B) to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedules 8.01(A) or 8.01(B) shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.
          8.2 Deferred Rejection of Executory Contracts.
          Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, and subject to the agreement of the parties to such executory contract, those executory contracts specifically designated as a contract subject to deferred rejection on Schedule 8.02 shall be rejected by the Debtors as of the date set forth on Schedule 8.02 or as of a date agreed to by the Debtors and the parties to the applicable executory contract. Schedule 8.02 shall be contained in the Plan Supplement; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedule 8.02 to delete any executory contract therefrom or add any executory contract thereto, in which event such executory contract(s) shall become, or shall no longer be, subject to deferred rejection as of the Effective Date. The Debtors shall provide notice of any amendments to Schedule 8.02 to the parties to the executory contracts affected thereby. The listing of a document on Schedule 8.02 shall not constitute an admission by the Debtors that such document is an executory contract or that the Debtors have any liability thereunder.
          8.3 Approval of Assumption, Rejection or Deferred Rejection of Executory Contracts and Unexpired Leases.
          Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (a) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 8.1 of the Plan, (b) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign or reject the unexpired nonresidential leases through the date of entry of an order approving the assumption, assumption and assignment or rejection of such executory contracts and unexpired leases, (c) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 8.1 of the Plan, and (d) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the deferred rejection of the executory contracts rejected pursuant to Section 8.2 of the Plan.
          8.4 Inclusiveness.
          Unless otherwise specified on Schedules 8.01(A), 8.01(B) or 8.02 of the Plan Supplement, each executory contract and unexpired lease listed or to be listed therein shall include any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 8.01(A), 8.01(B) or 8.02.
          8.5 Cure of Defaults.
          Except to the extent that different treatment has been agreed to by the non-debtor party or parties to any executory contract or unexpired lease on Schedule 8.01(A) or 8.01(B) to be assumed pursuant to Section 8.1 of the Plan, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within at least

(20) days prior to the later of (a) the hearing on the Debtors’ motion for assumption or assumption and assignment and (b) the Confirmation Hearing, file with the Bankruptcy Court and serve by first class mail on each non-debtor party to such executory contracts or unexpired leases pursuant to Section 8.1 of the Plan, a notice, which shall include, on Schedule 8.01(A) or 8.01(B) the cure amount as to each executory contract or unexpired lease to be assumed. The parties to such executory contracts or unexpired leases to be assumed or assumed and assigned by the Debtors shall have until the objection deadline to the Plan to file and serve any objection to assumption or the cure amounts listed by the Debtors. If there are any objections filed, the Bankruptcy Court shall hold a hearing on a date to be set by the Bankruptcy Court. Notwithstanding Section 8.1 of the Plan, the Debtors shall retain their rights to reject any of their executory contracts or unexpired leases that are subject to a dispute concerning amounts necessary to cure any defaults through the Effective Date.
          8.6 Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan.
          Proofs of Claim for damages arising out of the rejection of an executory contract or unexpired lease pursuant to Section 8.1 must be filed with the Bankruptcy Court and served upon the attorneys for the Debtors or on and after the Effective Date, the Liquidating Trustee, no later than thirty (30) days after the later of (a) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (b) notice of entry of the Confirmation Order, (c) notice of an amendment to Schedules 8.01(A) or (B) of the Plan Supplement (solely with respect to the party directly affected by such modification), or (d) notice of the Debtors’ election to reject under Section 8.1 of the Plan. All such proofs of Claim not filed within such time will be forever barred from assertion against the Debtors and their estates or the Liquidating Trust and their property.
          8.7 Bar Date for Filing Proofs of Claim Relating to the Deferred Rejection of Executory Contracts.
          Proofs of Claim for damages arising out of the deferred rejection of an executory contract pursuant to Section 8.2 must be filed with the Bankruptcy Court and served upon the attorneys for the Debtors or on and after the Effective Date, the Liquidating Trustee, no later than thirty (30) days after the Effective Date. Damages resulting from such deferred rejection shall be calculated based on the rejection damages as of the earlier of (a) the date of rejection, or (b) thirty (30) days after the Effective Date. All such proofs of Claim not filed within such time will be forever barred from assertion against the Debtors and their estates or the Liquidating Trust and their property.
          8.8 Indemnification and Reimbursement Obligations.
          (a) Subject to the occurrence of the Effective Date, the obligations of the Debtors, as of the Commencement Date, to indemnify, defend, reimburse, or limit the liability of directors, officers, or employees, against any claims, costs, liabilities or causes of action as provided in the Debtors’ articles of organization, certificates of incorporation, bylaws, other organizational documents, or applicable law, shall, to the extent such indemnification, defense, reimbursement, or limitation is owed in connection with one or more events or omissions occurring before the Commencement Date, be (i) assumed and paid only to the extent of any applicable insurance coverage, and (ii) to the extent a proof of claim has been timely filed, treated as General Unsecured Claims to the extent such claims are not covered by any applicable insurance, including deductibles. Nothing contained herein shall affect the rights of such directors, officers or employees under any insurance policy or coverage with respect to such claims, costs, liabilities or causes of action.
          (b) Assumption of D&O Insurance Policies: For the avoidance of doubt, to the extent of the coverage provided by the D&O Insurance Policies, the Debtors would be fully liable for indemnification, defense, reimbursement, or limitation in connection with claims covered by the D&O Insurance Policies; as such, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, the D&O Insurance Policies, to the extent the contract providing for such is determined to be an executory contract, shall be deemed assumed by the Debtors and transferred to the Liquidating Trust pursuant to Section 5.7(d) of the Plan.
ARTICLE IX
CONDITIONS PRECEDENT TO THE EFFECTIVE DATE
          9.1 Conditions Precedent to Effectiveness.
          The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions are satisfied in full or waived in accordance with Section 9.2 of the Plan:
          (a) The Confirmation Order, in form and substance acceptable to the Debtors and the Creditors’ Committee shall have been entered and is a Final Order;
          (b) All actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan are effected or executed and delivered, as applicable, in form and substance satisfactory to the Debtors; and
          (c) All authorizations, consents and regulatory approvals, if any, required by the Debtors in connection with the consummation of the Plan are obtained and not revoked.

          9.2 Waiver of Conditions.
          Each of the conditions precedent in Section 9.1 hereof may be waived, in whole or in part, upon written notice, signed by the Debtors and the Creditors’ Committee. Any such waivers may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action.
          9.3 Satisfaction of Conditions.
          Except as expressly provided or permitted in the Plan, any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action. In the event that one or more of the conditions specified in Section 9.1 of the Plan have not occurred or otherwise been waived pursuant to Section 9.2 of the Plan, (a) the Confirmation Order shall be vacated, (b) the Debtors and all holders of Claims and interests, including any Equity Interests, shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (c) the Debtors’ obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.
ARTICLE X
EFFECT OF CONFIRMATION
          10.1 Post-Effective Date Assets.
          On and after the Effective Date, the Liquidating Trustee may dispose of the assets of the Liquidating Trust free of any restrictions of the Bankruptcy Code, but in accordance with the provisions of the Plan and the Liquidating Trust Agreement.
          10.2 Binding Effect.
          Subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or interests including any Equity Interest of such holder is impaired under the Plan, whether or not such holder has accepted the Plan and whether or not such holder is entitled to a distribution under the Plan.
          10.3 Termination of Equity Interests.
          Except as provided in the Plan, the rights afforded in and the payments and distributions to be made under the Plan shall terminate all Equity Interests. Except as provided in the Plan, upon the Effective Date, Equity Interests shall be, and shall be deemed to be, terminated, and all holders of such Equity Interests shall be precluded and enjoined from asserting against the Liquidating Trust, its successors or assignees or any of its assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of Equity Interest and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.
          10.4 Injunction or Stay.
          Except as otherwise expressly provided herein or in the Confirmation Order, all Persons or entities who have held, hold or may hold Claims against or Equity Interests in the Debtors are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Equity Interest against any of the Debtors or the Liquidating Trust, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Debtor or the Liquidating Trust with respect to such Claim or Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against any Debtor or the Liquidating Trust or against the property or interests in property of any Debtor or the Liquidating Trust with respect to such Claim or Equity Interest, (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due to any Debtor or the Liquidating Trust or against the property or interests in property of any Debtor or the Liquidating Trust with respect to such Claim or Equity Interest, except as contemplated or allowed by the Plan, (e) acting or proceeding in any manner in any place whatsoever, that does not conform to or comply with the provisions of the Plan, (f) commencing, continuing, or asserting in any manner any action or other proceeding of any kind with respect to any claims which are extinguished or released pursuant to the Plan, and (g) taking any actions to interfere with the implementation or consummation of the Plan. Notwithstanding anything to the contrary herein or in the Confirmation Order, state and local taxing authorities are not enjoined from asserting any setoff and recoupment rights and the valid setoff and recoupment rights of state and local taxing authorities are preserved unless otherwise released pursuant to agreement by the taxing authority and the Debtors or the Liquidating Trustee.
          10.5 Terms of Injunction or Stay.
          Unless otherwise provided in the Confirmation Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, that are in existence on the Confirmation Date shall remain in full force and effect until the Effective Date, provided, however, that no such injunction or stay shall preclude enforcement of parties’ rights under the Plan and the related documents.

          10.6 Reservation of Causes of Action/Reservation of Rights.
          (a) Except as provided in the Plan, nothing contained in the Plan (including in Section 6.13) or the Confirmation Order shall be deemed to be a waiver or the relinquishment of any rights or causes of action that the Debtors or the Liquidating Trust may have or which the Liquidating Trust may choose to assert on behalf of the Debtors’ estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any person or entity, to the extent such person or entity asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Liquidating Trust their officers, directors, or representatives and (ii) the turnover of any property of the Debtors’ Estates.
          (b) Nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any claim, cause of action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Commencement Date, against or with respect to any Claim left unimpaired by the Plan. The Liquidating Trust shall have, retain, reserve, and be entitled to assert all such claims, causes of action, rights of setoff, and other legal or equitable defenses which the Debtors had immediately prior to the Commencement Date fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date by the Liquidating Trust to the same extent as if the Chapter 11 Cases had not been commenced.
          10.7 Exculpation.
          Notwithstanding anything herein to the contrary, as of the Effective Date none of the Debtors, the Liquidating Trust, the Liquidating Trustee, the Indenture Trustees (solely in their capacity as such), the members of the Creditors’ Committee (solely in their capacity as such), and their respective officers, directors, employees, managing directors, accountants, financial advisors, investment bankers, agents, restructuring advisors, and attorneys, and each of their respective agents and representatives (but solely in their capacities as such) shall have or incur any liability for any Claim, cause of action or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of, the Chapter 11 Cases, the formulation, dissemination, confirmation, consummation or administration of the Plan, property to be distributed under the Plan or any other act or omission in connection with the Chapter 11 Cases, the Plan (or any prior proposed version of the Plan), the Disclosure Statement or any contract, instrument, document or other agreement related thereto; and such claims shall be deemed expressly waived and forever relinquished as of the Effective Date; provided, however, that the foregoing shall not affect the liability of any Person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct, gross negligence, intentional fraud, or criminal conduct of any such person or entity. Provided, further, (i) that nothing herein shall limit the liability of the Debtors’

professionals to their clients contrary to the requirements of Rule 1.8(h)(1) of the New York Rules of Professional Conduct. N.Y. Comp. Code R. & Regs., Tit. 22, Sect. 1200.8 and (ii) that nothing in the Plan or the Confirmation Order shall exculpate or release any party from any liability to the United States Government or any of its agencies, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States, or otherwise enjoin or impair the ability of the United States from bringing any claim, suit, action or other proceedings against any party regarding such liability.
          10.8 Limited Releases.
          (a) Effective as of the date of entry of the Confirmation Order, but subject to the occurrence of the Effective Date and in consideration of the services and other consideration provided by the present and former directors, officers, members, employees, managing directors, affiliates, agents, financial advisors, restructuring advisors, attorneys and representatives of or to the Debtors, the Secured Lenders, the Indenture Trustees, and the members of the Creditors’ Committee, who acted in such capacities after the Commencement Date (but not limited to such postpetition actions), John DeGroote, and each present or former director of any of the Debtors’ nondebtor subsidiaries organized or incorporated outside of the United States of America; (x) the Debtors; (y) the Secured Lenders; and (z) each holder of a Claim or Equity Interest regardless of whether such holder abstained from voting or voted to accept or voted to reject the Plan, shall be deemed to release unconditionally and forever (a) John DeGroote and each present or former director of any of the Debtors’ nondebtor subsidiaries organized or incorporated outside of the United States of America from any and all Claims or causes of action whatsoever through the Effective Date; provided, however, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct, gross negligence, intentional fraud, or criminal conduct of any such person or entity; and (b) each present or former director, officer, member, employee, affiliate, agent, financial advisor, restructuring advisor, attorney and representative (and their respective affiliates) of the Debtors, the Secured Lenders (solely in that capacity), the Indenture Trustees (solely in that capacity), and the members of the Creditors’ Committee (solely in that capacity) who acted in such capacity after the Commencement Date, and each of their respective officers, directors, agents, advisors, and professionals (but, in each case, solely in their capacities as such) from any and all Claims or causes of action whatsoever accruing on or after the Commencement Date in connection with, related to, or arising out of the Debtors’ restructuring or reorganization efforts, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation thereof, the administration thereof or the property to be distributed thereunder; provided, however that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct, gross negligence, intentional fraud, or criminal conduct of any such person or entity. Provided, further, that nothing herein shall limit the liability of the Debtors’ professionals to their clients contrary to the requirements of Rule 1.8(h)(1) of the New York Rules of Professional Conduct. N.Y. Comp. Code R. & Regs., Tit. 22, Sect. 1200.8.
          (b) Effective as of the date of entry of the Confirmation Order, but subject to the occurrence of the Effective Date, and in consideration of the services of the present and former directors, officers, members, employees, managing directors, affiliates, agents, financial advisors, restructuring advisors, attorneys and representatives of or to the Debtors, the Secured Lenders, the Indenture Trustees, and the members of the Creditors’ Committee, who acted in such capacities after the Commencement Date (but not limited to such postpetition actions), each holder of a Claim that voted to accept the Plan (or is deemed to have accepted the Plan) shall be deemed to release unconditionally and forever each present or former director, officer, member, employee, affiliate, agent, financial advisor, restructuring advisor, attorney and representative (and their respective affiliates) of the Debtors, the Secured Lenders (solely in that capacity), the Indenture Trustees (solely in that capacity), and the members of the Creditors’ Committee (solely in that capacity) who acted in such capacity after the Commencement Date, and each of their respective officers, directors, agents, advisors, and professionals (but, in each case, solely in their capacities as such) from any and all Claims or causes of action whatsoever in connection with, related to, or arising out of the Debtors’ restructuring or reorganization efforts on or after January 18, 2008; provided, however, that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct, gross negligence, intentional fraud, or criminal conduct of any such person or entity. Provided, further, that nothing herein shall limit the liability of the Debtors’ professionals to their clients contrary to the requirements of Rule 1.8(h)(1) of the New York Rules of Professional Conduct. N.Y. Comp. Code R. & Regs., Tit. 22, Sect. 1200.8.
          (c) Except as provided in Section 10.8(a) and 10.8(b) of the Plan, nothing contained in any other section of the Plan shall be deemed a release waiver or discharge of any claims, demands, debts, rights, causes of action or liabilities held by the estates or the Liquidating Trust (pursuant to Section 5.7 of the Plan) against any current or former directors or officers of the Debtors for fraud, negligence, corporate waste, abuse, mismanagement, or for breach of fiduciary or other duties under Delaware, New York, or other applicable state or federal law, including, but not limited to, any act or failure to act in connection with: (i) from January 2007 through and including the Commencement Date, a potential transaction for the merger, sale or acquisition of the BearingPoint or any component part thereof; (ii) the merger and/or acquisition of additional foreign and/or domestic subsidiaries from December 1999 through and including the Commencement Date (iii) the operations of BearingPoint, including, without limitation, accounting, internal controls, and financial reporting from January 2000 through and including the Commencement Date; and (iv) the Debtors’ secured debt financings, including, without limitation, credit facilities entered into in 2004, 2005 and 2007.
          10.9 Causes of Action/Avoidance Actions/Objections.

          Other than any releases granted herein and by the Confirmation Order and by Final Order of the Bankruptcy Court, as applicable, from and after the Effective Date, the Liquidating Trust shall have the right to prosecute any and all Causes of Action including, but not limited to, any and all avoidance or equitable subordination actions, recovery causes of action and objections to Claims under sections 105, 502, 510, 542 through 551, and 553 of the Bankruptcy Code that belong to the Debtors or Debtors in Possession.
ARTICLE XI
RETENTION OF JURISDICTION
          The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation:
          (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, the allowance of Claims and Administrative Expense Claims resulting therefrom and any disputes with respect to executory contracts or unexpired leases relating to facts and circumstances arising out of or relating to the Chapter 11 Cases;
          (b) To determine any and all adversary proceedings, applications and contested matters;
          (c) To ensure that distributions to holders of Allowed Claims and Equity Interests are accomplished as provided herein;
          (d) To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, Administrative Expense Claim, or Interest;
          (e) To hear and determine all applications for compensation and reimbursement of expenses under sections 330, 331 and 503(b) of the Bankruptcy Code;
          (f) To hear and determine any timely objections to, or requests for estimation of Disputed Administrative Expense Claims and Disputed Claims, in whole or in part;
          (g) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;
          (h) To resolve disputes as to the ownership of any Administrative Expense Claim, Claim or Equity Interest;

          (i) To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;
          (j) To consider any amendments to or modifications of the Plan or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;
          (k) To hear and determine disputes or issues arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, any agreement, instrument, or other document governing or relating to any of the foregoing or any settlement approved by the Bankruptcy Court;
          (l) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including, without limitation, any request by the Debtors prior to the Effective Date or request by the Liquidating Trust after the Effective Date for an expedited determination of tax under section 505(b) of the Bankruptcy Code);
          (m) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under the Plan, the Confirmation Order or the Bankruptcy Code;
          (n) To issue injunctions and effect any other actions that may be necessary or appropriate to restrain interference by any person or entity with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court;
          (o) To determine such other matters and for such other purposes as may be provided in the Confirmation Order;
          (p) To hear and determine any rights, Claims or causes of action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory;
          (q) To recover all assets of the Debtors and property of the Debtors’ estates, wherever located;
          (r) To hear disputes concerning the Liquidating Trust;
          (s) To enter a final decree closing the Chapter 11 Cases;
          (t) To hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII
MISCELLANEOUS PROVISIONS
          12.1 Effectuating Documents and Further Transactions.
          On or before the Effective Date, and without the need for any further order or authority, the Debtors shall file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents that are in form and substance satisfactory to them as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. As of the effective Date, the Liquidating Trust is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.
          12.2 Withholding and Reporting Requirements.
          In connection with the Plan and all instruments issued in connection therewith and distributed thereon, any party issuing any instrument or making any distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any United States federal, state or local tax law or taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution. Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.
          12.3 Corporate Action.
          On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the managers or directors of one or more of the Debtors, as the case may be, shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors are incorporated or established, without any requirement of further action by the managers or directors of the Debtors.
          12.4 Modification of Plan.
          Alterations, amendments or modifications of or to the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, provided that (a) the Debtors have provided the Creditors’ Committee with notice of such alterations, amendments or modifications and the Creditors’ Committee has consented; (b) the Plan, as altered, amended or modified satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code; and (c) the Debtors shall have complied with section 1125 of the Bankruptcy Code. The Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that (x) the Debtors have provided the Creditors’ Committee with notice of such alterations, amendments or modifications and the Creditors’ Committee has consented; (y) the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code; and (z) the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.
          Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan, subject to the consent of the Creditors’ Committee, without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests and the Creditors’ Committee has consented to such alteration or modification.
          For the avoidance of doubt, the foregoing shall not effect a waiver of any rights that any party may have with respect to modification of the Plan under section 1127 of the Bankruptcy Code.
          12.5 Revocation or Withdrawal of the Plan.
          The Debtors, in consultation with the Creditors’ Committee, reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.
          12.6 Continuing Exclusivity Period.
          Subject to further order of the Bankruptcy Court, until the Effective Date, the Debtors shall, pursuant to section 1121 of the Bankruptcy Code, retain the exclusive right to amend the Plan and to solicit acceptances thereof.
          12.7 Plan Supplement.
          The Plan Supplement and the documents contained therein shall be in form, scope and substance satisfactory to the Debtors and reasonably satisfactory to the

Creditors’ Committee, shall be filed with the Bankruptcy Court no later than five (5) Business Days before the deadline for voting to accept or reject the Plan, provided that the documents included therein may thereafter be amended and supplemented prior to execution, so long as no such amendment or supplement materially affects the rights of holders of Claims and is reasonably acceptable to the Creditors’ Committee. The Plan Supplement and the documents contained therein are incorporated into and made a part of the Plan as if set forth in full herein.
          12.8 Payment of Statutory Fees.
          All fees payable under section 1930 of chapter 123 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.
          12.9 Post-Confirmation Date Professional Fees and Expenses.
          From and after the Confirmation Date, the Liquidating Trust, shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by them.
          12.10 Indenture Trustee as Claim Holder.
          Consistent with Bankruptcy Rule 3003(c), the Liquidating Trustee shall recognize a proof of Claim filed by the Series C Noteholder Indenture Trustee or the Junior Noteholder Indenture Trustee in respect of the Series C Noteholder Claims or the Junior Noteholder Claims, as applicable. Accordingly, any Claim, proof of which is filed by the registered or beneficial older of such Claim, may be disallowed as duplicative of the Claim of the applicable Indenture Trustee, without need for any further action or Bankruptcy Court order.
          12.11 Dissolution of the Creditors’ Committee.
          On the Effective Date, any Creditors’ Committee appointed in the Chapter 11 Cases shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of such Creditors’ Committee’s attorneys, accountants and other agents, if any, shall terminate other than for purposes of (i) filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith, and (ii) reviewing and objecting to the applications of other parties for the allowance of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith.

          12.12 Exemption from Transfer Taxes.
          Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under or in connection with the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.
          12.13 Expedited Tax Determination.
          The Debtors and the Liquidating Trustee are authorized to request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for any or all returns filed for, or on behalf of, the Debtors for any and all taxable periods (or portions thereof) ending after the Commencement Date through and including the Effective Date.
          12.14 Exhibits/Schedules.
          All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.
          12.15 Substantial Consummation.
          On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.
          12.16 Severability of Plan Provisions.
          In the event that, prior to the Confirmation Date, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. Notwithstanding the foregoing, in such case, the Plan may only be confirmed without that clause or provision at the request of the Debtors and with the consent of the Creditors’ Committee. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

          12.17 Governing Law.
          Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Plan or Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to its principles of conflict of laws.

          12.18 Notices.
          All notices, requests and demands to or upon the Debtors shall be in writing (including by facsimile transmission) to be effective and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
BearingPoint, Inc.
100 Crescent Court, Suite 700
Dallas, Texas 75201
Attn: John DeGroote
Telephone: (214) 459-2770
Facsimile: (214) 975-3484
— and —
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Marcia L. Goldstein
          Damon P. Meyer
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
— and —
Weil, Gotshal & Manges LLP
700 Louisiana Street, Suite 1600
Houston, Texas 77002
Attn: Alfredo R. Pérez
Telephone: (713) 546-5000
Facsimile: (713) 224-9511

          12.19 Section Headings.
          The section headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.
          Dated: December 17, 2009

Respectfully submitted, BearingPoint, Inc.
By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	President, Chief Legal Officer and Secretary

— and —

BE New York Holdings, Inc.
BearingPoint Americas, Inc.
BearingPoint BG, LLC
BearingPoint Enterprise Holdings, LLC
BearingPoint Global Operations, Inc.
BearingPoint Global, Inc.
BearingPoint International I, Inc.
BearingPoint Israel, LLC
BearingPoint Puerto Rico, LLC
BearingPoint Russia, LLC
BearingPoint South Pacific, LLC
BearingPoint Southeast Asia LLC
BearingPoint Technology Procurement
Services, LLC,
BearingPoint USA, Inc.
BearingPoint, LLC
i2 Mid Atlantic LLC
i2 Northwest LLC
Metrius, Inc.
OAD Acquisition Corp.
OAD Group, Inc.
Peloton Holdings, L.L.C.
Softline Acquisition Corp.
Softline Consulting and Integrators, Inc.

By:	/s/ John DeGroote
	Name:	John DeGroote
	Title:	Vice President and Secretary

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-------------------------------------------------------------	x
In re	:
	:	Chapter 11 Case No.
BEARINGPOINT, INC., et al.	:
	:	09-10691 (REG)
:
Debtors.	:
	:	(Jointly Administered)
-------------------------------------------------------------	x
DEBTORS’ MODIFIED SECOND AMENDED JOINT PLAN UNDER
CHAPTER 11 OF THE BANKRUPTCY CODE, DATED DECEMBER 17, 2009
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8509
     — and —
700 Louisiana Street, Suite 1600
Houston, Texas 77002
(713) 546-5000
Attorneys for the Debtors and
       Debtors in Possession
Dated: December 17, 2009

lviii